Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 2770

Dallas, Texas 75201

TRUSTEES:		OFFICERS:
MAURICE MEYER III	Telephone (214) 969-5530	TYLER GLOVER
JOHN R. NORRIS III		ROBERT J. PACKER
DAVID E. BARRY

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS - UNAUDITED

	Three Months Ended

	December 31, 2016	December 31, 2015

Oil and gas royalties	$9,064,633	$6,574,701

Land sales	2,374,000	300,000

Easements and sundry income*	5,999,978	7,716,059

Other income	134,390	130,298

Total income	$17,573,001	$14,721,058

Provision for income tax	$5,174,389	$4,350,113

Net income	$10,906,970	$8,995,057

Net income per sub-share	$1.37	$1.10

Average sub-shares outstanding during period	7,936,789	8,154,321

	Year Ended

	December 31, 2016	December 31, 2015

Oil and gas royalties	$29,996,962	$24,860,205

Land sales	2,945,505	22,616,635

Easements and sundry income*	26,470,669	31,413,158

Other income	527,331	552,295

Total income	$59,940,467	$79,442,293

Provision for income tax	$17,847,370	$25,244,515

Net income	$37,239,550	$50,038,507

Net income per sub-share	$4.66	$6.10

Average sub-shares outstanding during period	7,989,030	8,197,632

*The Trust deferred $2,083,355 of easement income for the fourth quarter of 2016 and $7,809,669 for the year ended 2016 due to the transition to term easements.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.